Exhibit 4.3

EXECUTION COPY

FIRST AMENDMENT
TO
BA CREDIT CARD TRUST
THIRD AMENDED AND RESTATED INDENTURE

THIS FIRST AMENDMENT TO THE BA CREDIT CARD TRUST THIRD AMENDED AND RESTATED INDENTURE, dated as of July 8, 2015 (this “Amendment”) is by and between BA Credit Card Trust, as Issuer (the “Issuer”), and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”).

WHEREAS, the Issuer and the Indenture Trustee have heretofore executed and delivered an Indenture, dated as of May 24, 2001 (the “Original Indenture”);

WHEREAS, the Issuer and the Indenture Trustee have heretofore amended and restated the Original Indenture through the execution and delivery of an Amended and Restated Indenture, dated as of June 10, 2006 (the “Amended and Restated Indenture”);

WHEREAS, the parties hereto have heretofore amended and restated the Amended and Restated Indenture through the execution and delivery of a Second Amended and Restated Indenture, dated as of October 20, 2006 (the “Second Amended and Restated Indenture”);

WHEREAS, the parties hereto have heretofore amended and restated the Second Amended and Restated Indenture through the execution and delivery of a Third Amended and Restated Indenture, dated as of October 1, 2014 (as amended, supplemented or otherwise modified, the “Indenture”); and

WHEREAS, pursuant to Section 1001 of the Indenture, the parties hereto desire to amend the Indenture.

NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Indenture as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed thereto in the Indenture.

ARTICLE II

AMENDMENTS

Section 2.01. Amendments to Section 101 of the Indenture.

(a) The defined term “BACCS” is hereby deleted in its entirety.

(b) The last sentence of the defined term “Permitted Investments” is hereby amended by deleting the text “or BACCS” from the last sentence thereof in each of the two instances where it appears.

Section 2.02. Amendments to Section 402 of the Indenture. Section 402(a) of the Indenture is hereby amended by deleting the text “, BACCS,” from each of the three parentheticals where it appears therein.

Section 2.03. Amendments to Section 711 of the Indenture. Section 711 of the Indenture is hereby amended by deleting the text “BACCS,” from the proviso thereto.

Section 2.04. Amendments to Section 1403 of the Indenture. Section 1403(b) of the Indenture is hereby amended by deleting the text “BACCS,” where it appears therein.

Section 2.05. Amendments to Section 1601 of the Indenture. Section 1601 of the Indenture is hereby amended by deleting the text “, BACCS” from the parenthetical therein.

ARTICLE III

MISCELLANEOUS

Section 3.01. Effectiveness. This Amendment shall become effective upon the satisfaction of the following conditions:

(a) delivery to the Indenture Trustee and the Owner Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that the Amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future;

(b) receipt of written confirmation from each Note Rating Agency that has rated any Outstanding Notes of the BAseries that this Amendment will not result in a Ratings Effect with respect to any Outstanding Notes;

(c) delivery to the Indenture Trustee and the Note Rating Agencies of a Master Trust Tax Opinion for each Master Trust and an Issuer Tax Opinion;

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(d) delivery to the Indenture Trustee of an Opinion of Counsel to the Issuer, to the effect that the execution of this Amendment is authorized or permitted by the Indenture and all conditions precedent thereto have been satisfied; and

(e) the Issuer and the Indenture Trustee each shall have received counterparts of this Amendment, duly executed by the parties hereto.

Section 3.02. Ratification of Indenture. Except as specifically amended or waived hereby, all of the terms and conditions of the Indenture shall remain in full force and effect. All references to the Indenture in any other document or instrument among the parties hereto shall be deemed to mean such Indenture as amended by this Amendment. This Amendment shall not constitute a novation of the Indenture but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Indenture, as amended by this Amendment, as though the terms and obligations of the Indenture were set forth herein.

Section 3.03. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purpose.

Section 3.04. Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Amendment shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 3.05. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

BA CREDIT CARD TRUST, as

Issuer

By: BA Credit Card Funding, LLC, as

Beneficiary and not in its individual capacity

By: /s/ Keith W. Landis___________________

Name: Keith ‘W. Landis

Title: V.P.

THE BANK OF NEW YORK MELLON, as

Indenture Trustee and not in its individual capacity

By: /s/ Leslie Morales_____________________

Name: Leslie Morales

Title: Vice President

Acknowledged and Accepted:

BANK OF AMERICA,
NATIONAL ASSOCIATION,
as Servicer

By: /s/ Keith W. Landis

Name: Keith W. Landis

Title: V.P.

[Signature Page to First Amendment to Third Amended and Restated Indenture]